EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Bayshore Industrial, L.P.
Bayshore Industrial G.P., L.L.C.
Bayshore Industrial L.P., L.L.C.
Courtenay Polymers PTY Ltd.
Fabri-Moulds Ltd.
ICO Europe B.V.
ICO Global Services, Inc.
ICO Holdings Australia Pty Ltd.
ICO Holdings New Zealand Ltd.
ICO Holland B.V.
ICO Minerals, Inc.
ICO Offshore
ICO P&O, Inc.
ICO Petrochemicals Cayman Islands
ICO Polymers do Brasil Ltda.
ICO Polymers France SAS
ICO Polymers Hellas Ltd.
ICO Polymers Italy S.R.L.
ICO Polymers North America, Inc.
ICO Polymers UK Ltd.
ICO Polymers, Inc.
ICO Scandinavia AB
ICO Technology Inc.
ICO UK Ltd.
ICO Worldwide, L.P.
ICO Worldwide (UK), Ltd.
ICO Worldwide Tubular Services Pte Ltd.
Innovation Company, S.A. de C.V.
J.R. Courtenay (N.Z.) Ltd.
J.R. Courtenay Sdn Bhd.
Rotec Chemicals, Ltd.
SCI Lomic
Soreco SAS
Swavasey Colours Ltd.
Tecron Industries Ltd.
Wedco Minerais Ltda.
Wedco Petrochemical, Inc.
Wedco Technology U.K. Ltd.
Wedco Technology, Inc.
Worldwide GP, L.L.C.
Worldwide LP, L.L.C.